ReGen Biologics, Inc.
NON-EMPLOYEE DIRECTOR SUPPLEMENTAL STOCK OPTION PLAN

(Amended and Restated Effective January 31, 2003)

Section 1. Purpose.

     The purpose of the Plan, as hereinafter set forth, is to enable the Company to attract, retain and reward qualified non-employee directors by offering them an opportunity to have a greater proprietary interest in and a closer identity with the Company and its financial success.

     Options granted under this Plan shall be nonqualified stock options.

Section 2. Definitions.

     Board: The Board of Directors of the Company.

     Change in Control: The purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally; the approval by the stockholders of the Company of a reorganization, merger, or consolidation in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not immediately thereafter, own more than 30% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities; a liquidation or dissolution of the Company; or of the sale of all or substantially all of the Company’s assets.

     Code: The Internal Revenue Code of 1986, as amended from time to time.

     Committee: A committee composed of at least two Non-Employee Directors, within the meaning of Rule 16b-3(b)(3) of the Securities and Exchange Commission, who are responsible for the administration of the Plan in accordance with Section 3. Members of the Committee shall be designated by the Chairman of the Board and shall include the Chairman of the Board if that is consistent with the preceding sentence.

     Common Stock: The common stock, $0.01 par value, of the Company or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 8.

     Company: ReGen Biologics, Inc., a Delaware corporation, its subsidiary or subsidiaries, and any successor thereto.

     Disabled or Disability: Permanent and total disability, as defined in Code Section 22(e)(3). A Participant shall not be considered Disabled unless the Committee

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determines that the Disability arose prior to such Participant’s termination of membership on the Board.

     Exchange Act: The Securities Exchange Act of 1934, as amended from time to time.

     Fair Market Value: The amount determined by the Committee from time to time, using such good faith valuation methods as it deems appropriate, except that as long as the Common Stock is traded on NASDAQ or a recognized stock exchange, it shall mean the average of the highest and lowest quoted selling prices for the shares on the relevant date, or, if there were no sales on such date, the weighted average of the means between the highest and the lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as prescribed by Treasury Regulation Section 20.2031-2(b)(2), as reported in the Wall Street Journal or a similar publication selected by the Committee.

     Option: A nonqualified stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

     Participant: Any non-employee member of the Board.

     Plan: The ReGen Biologics, Inc. Non-Employee Director Supplemental Stock Option Plan, as amended from time to time.

Section 3. Administration.

          (a) Committee. The Plan shall be administered by the Committee.

          (b) Authority of the Committee. The Committee shall have the authority to construe and interpret the Plan and to establish, amend or waive rules and regulations for its administration. Subject to the limitations of the express provisions of the Plan, Options may be subject to such provisions as the Committee shall deem advisable, and may be amended by the Committee from time to time; provided that no such amendment may adversely affect the rights of the holder of an Option without such holder’s consent.

          (c) Powers of the Committee. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

          (d) Indemnification. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option awarded under it. To the maximum extent permitted by applicable law, each member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the members may have as members of the Board or under the by-laws of the Company.

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          (e)  Authority of the Board. In addition to the authority otherwise expressly granted to the Board under the Plan, the Board at its discretion may carry out any of the functions of the Committee as set forth in the Plan, in which capacity the Board and the members thereof shall have all of the authority, powers and rights of the Committee and the members thereof as set forth in the Plan.

Section 4. Common Stock Subject to Plan.

     The aggregate shares of Common Stock that may be issued under the Plan shall not exceed 500,000, as adjusted in accordance with the provisions of Section 8.

     In the event of a lapse, expiration, termination, forfeiture or cancellation of any Option granted under the Plan without the issuance of shares, the Common Stock subject to or reserved for such Option may be used again for new grants of Options hereunder; provided that in no event may the number of shares of Common Stock issued hereunder exceed the total number of shares reserved for issuance. Any shares of Common Stock withheld or surrendered to pay withholding taxes pursuant to Section 11(e) or withheld or surrendered in full or partial payment of the exercise price of an Option pursuant to Section 6(e) shall be added to the aggregate shares of Common Stock available for issuance.

Section 5. Eligibility.

     Options shall be granted under the Plan solely to individuals who are non-employee members of the Board on the date of grant (“Participants”).

Section 6. Terms and Conditions of Options.

     Each Option granted under the Plan shall be evidenced by an agreement, in a form approved by the Committee, which shall be subject to the following terms and conditions and to such other terms and conditions as the Committee may deem appropriate that are not inconsistent with the provisions of the Plan:

          (a) Timing of Option Grants and Number of Underlying Shares. Options shall be granted to such Participants as the Committee may designate at such time or times as the Committee may determine. Each Option agreement shall designate the number of shares of common Stock to which they pertain.

          (b) Exercise Price. The per share exercise price of each Option granted under the Plan shall be no less than the Fair Market Value per share of Common Stock at the date the Option is granted.

          (c) Vesting of Options. Each Option agreement shall specify the manner in which the Option shall vest.

          (d) Option Period. Each Option agreement shall specify the period for which the Option thereunder is granted and shall provide that the Option shall expire at the end of such period.

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          (e) Payment. The exercise price of an Option shall be paid in full at the time of exercise (i) in cash, (ii) through the surrender of previously-acquired shares of Common Stock having a Fair Market Value equal to the exercise price of the Option provided that such previously-acquired shares have been held by the Participant for at least six months, unless the Committee in its discretion permits the use of shares held less than six months, (iii) through the withholding by the Company (at the election of the Participant) of shares of Common Stock having a Fair Market Value equal to the exercise price, provided that the Participant attests in a manner acceptable to the Committee that he or she holds previously-acquired shares equal in number to the number of shares withheld by the Company and has held such shares for at least six months, (iv) through the withholding by the Company (at the discretion of the Committee) of shares of Common Stock having a Fair Market Value equal to the exercise price, or (v) by a combination of (i), (ii) (iii) and (iv), in the discretion of the Committee.

Section 7. Treatment of Options upon Termination.

          (a) Termination due to Disability or Death. Upon the termination of a Participant’s membership on the Board by reason of Disability or death, such Participant’s Options shall become or remain fully vested and shall be exercisable by such Participant (or, in the case of death, by his or her estate) for not later than the earlier of one year after the termination date or the expiration of the term of the Options.

          (b) Termination Other than for Cause. Except as otherwise determined by the Committee in its sole discretion and set forth in the relevant grant agreement, upon the termination of a Participant’s membership on the Board or for any reason other than for Cause (as defined in Section 7(c)), Disability or death, such Participant’s Options (to the extent vested prior to such termination) may be exercised by such Participant during the three-month period commencing on the date of termination, but not later than the expiration of the term of the Options. If a Participant dies during such three month period, his or her estate may exercise the Options (to the extent such Options were vested and exercisable prior to death), but not later than the earlier of one year after the date or the expiration of the term of the Options.

          (c) Termination for Cause. Upon termination of a Participant’s membership on the Board for Cause (as defined below), the Participant’s right to exercise his or her Options shall terminate at the time notice of termination is given by the Company to such Participant. For purposes of this provision, substantial cause shall include:

               (i) The commission of an action against or in derogation of the interests of the Company which constitutes an act of fraud, dishonesty or moral turpitude or which, if proven in a court of law, would constitute a violation of a criminal code or similar law;

               (ii) A material breach of any material duty or obligation imposed upon the Participant by the Company;

               (iii) Divulging the Company’s information; or

               (iv) The performance of any similar action that the Committee, in its sole discretion, may deem to be sufficiently injurious to the interests of the Company so as to constitute substantial cause for termination.

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Section 8. Adjustment Provisions.

     In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the Committee shall adjust equitably (a) the number and class of shares or other securities that are reserved for issuance under the Plan, (b) the number and class of shares or other securities that are subject to outstanding Options, and (c) the appropriate Fair Market Value and other price determinations applicable to Options. The Committee shall make all determinations under this Section 8, and all such determinations shall be conclusive and binding. Notwithstanding the foregoing, in the event of a stock split, stock dividend, reverse stock split, or substantially similar transaction (the “Event”): (1) the number of shares subject to each then-outstanding Option shall be automatically adjusted so that upon exercise of each such Option, the holder of the Option shall be entitled to receive the number of shares of Common Stock which the holder would have been entitled to receive after the Event had the Option been exercised immediately before the earlier of the date of the consummation of the Event or the record date of the Event (the “Event Date”); (2) the exercise price of a share of Common Stock subject to each then-outstanding Option shall be automatically adjusted to equal the exercise price per share set forth in the Option agreement, divided by the “Adjustment Factor” (the “Adjustment Factor” shall equal the number (or fractional number) of shares of Common Stock that the holder of one share of Common Stock before the Event Date would hold after the Event Date); (3) the number of shares of Common Stock available for issuance under the Plan immediately after the Event Date shall be automatically adjusted to equal the number of shares available for issuance under the Plan immediately prior to the Event Date, multiplied by the Adjustment Factor; (4) any per share exercise price containing a fraction of a cent shall be rounded up to the next highest cent; (5) any Option to purchase fractional shares shall be automatically eliminated; and (6) any share limits with a fractional amount shall be rounded down to the next lowest whole number. The automatic adjustments described in the foregoing sentence shall not be made to the extent that the Committee determines in its discretion that the automatic adjustment(s) would result in a charge for financial accounting purposes or would not constitute an equitable adjustment under the circumstances. In such cases, the Committee shall determine the appropriate adjustments to be made to outstanding awards, per share exercise prices, and the share limits set forth in the Plan, and the Committee’s determination shall be binding and conclusive.

Section 9. Term of Plan.

     The Plan shall continue until terminated by the Board or until no Common Stock remains available for issuance under Section 4, whichever occurs first.

Section 10. Change in Control.

     In the event of a Change in Control, all outstanding Options shall fully vest in each Participant.

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Section 11. General Provisions.

          (a) Board Membership. Nothing in the Plan or in any related instrument shall confer upon any Participant any right to continue as a member of the Board or shall affect the right of the Company to terminate the Board membership of any Participant with or without cause.

          (b) Legality of Issuance of Shares. No Common Stock shall be issued pursuant to the exercise of an Option unless and until all legal requirements applicable to such issuances have been satisfied.

          (c) Ownership of Common Stock Allocated to Plan. No Participant (individually or as a member of a group), and no beneficiary or other person claiming under or through such Participant, shall have any right, title or interest in or to any Common Stock allocated or reserved for purposes of the Plan or subject to any Option, except as to shares of Common Stock, if any, as shall have been issued to such Participant or beneficiary.

          (d) Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Virginia.

          (e) Withholding of Taxes. The Company may withhold, or allow a Participant to remit to the Company, any Federal, state or local taxes required by law to be withheld with respect to any event giving rise to income tax liability with respect to an Option. In order to satisfy all or any portion of such income tax liability, a Participant may elect to surrender Common Stock that would otherwise have been issued to the Participant pursuant to the exercise of an Option, provided that the number of shares of such withheld or surrendered Common Stock shall not be greater than the amount that is necessary to satisfy the minimum withholding obligation of the Company that arises with respect to the Option.

          (f) Nontransferability. During the lifetime of a Participant, any Option granted to him or her shall be exercisable only by him or her by his or her guardian or legal representative. No Option shall be assignable or transferable, except by will or by laws of descent and distribution, and no option shall be subjected to any encumbrance, pledge or charge of any nature.

Section 12. Amendment or Discontinuance of Plan.

     The Board, acting by a majority of its members, without further action on the part of the stockholders, may from time to time alter, amend or suspend the Plan or any Option granted hereunder or may at any time terminate the Plan; provided, however, that the Board may not take any action that would cause the Plan to fail to comply with Rule 16b-3(b)(3) of the Securities and Exchange Commission or any other applicable law or any applicable exchange requirements; and provided further that no such action shall materially and adversely affect any outstanding Options without consent of the respective Participants.

Section 13. Effective Date of Plan.

     The Plan as adopted by the Board and approved by stockholders was originally effective on January 1, 1999. The Plan was amended and restated by the Board and approved by

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shareholders effective on January 1, 2000, and was amended again on December 9, 2000, and April 5, 2001. The Plan was amended and such amendment was approved by shareholders again in 2001, such amendment being effective January 1, 2001. The Plan is intended to apply to the supplemental grant of an Option to purchase 16,700 shares of Common Stock to each non-employee director by the Board on January 16, 1999. The Plan, as amended and restated herein, is effective on January 31, 2003.

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